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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Wireless Facilities, Inc.:

We consent to the use of our report dated March 24, 2005, except for note 18, which is as of March 28, 2005, with respect to the consolidated financial statements and schedule of Wireless Facilities, Inc., which report appears in the December 31, 2004 annual report on Form 10-K of Wireless Facilities, Inc., which is incorporated by reference herein. We also consent to the use of our report dated April 29, 2005, with respect to management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report appears in the Form 10-K/A dated April 29, 2005, incorporated by reference herein. Our report on the consolidated financial statements and schedule refers to a change in method of accounting for goodwill. Our report dated April 29, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting expresses our opinion that Wireless Facilities, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria, and contains an explanatory paragraph that states that the material weakness in internal control over financial reporting related to the Company's procedures over period-ending closing journal entries related to income taxes.

/s/  KPMG LLP

San Diego, California
May 13, 2005

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Consent of Independent Registered Public Accounting Firm